CONSENT OF NOMINEE FOR DIRECTOR

           I consent to the inclusion in this registration statement on Form SB-2, under the captions "Management" and "Underwriting," of the reference to me as a nominee for director of ObjectSoft Corporation.



/s/ Gunther L. Less

Gunther L. Less

Sarasota, Florida
October __, 1996